Exhibit 99.1

Agenus Inc. Completes $115 Million Non-Dilutive Royalty Transaction with Oberland Capital

LEXINGTON, MA – September 9, 2015 — Agenus Inc. (NASDAQ: AGEN), an immunology company discovering and developing innovative treatments for cancers and other diseases, today announced a $115 million non-dilutive royalty transaction pursuant to a Note Purchase Agreement with an investor group led by Oberland Capital Management, LLC (Oberland Capital). Agenus intends to use the proceeds from this transaction to advance its immuno-oncology programs.

In return for $100 million at closing to Agenus, Oberland Capital will have the right to receive 100% of Agenus’ rights to the worldwide royalties on sales of GlaxoSmithKline’s (GSK) shingles (HZ/su) and malaria (RTS,S) prophylactic vaccine products that contain QS-21 adjuvant until all principal and interest on the loan has been paid.

At its option, Agenus will receive an additional $15 million in cash after approval of HZ/su by the Food and Drug Administration (FDA), provided such approval does not occur later than June 30, 2018. Also at its option, Agenus has the right to buy back the loan at any time under pre-specified terms.

“This financing allows us to monetize a significant share of the value of our QS-21 platform while allowing us to retain any upside remaining after the loan terms are satisfied. This transaction will provide non-dilutive funding towards executing on our strategic and operational goals,” said Dr. Garo Armen, Ph.D., Chairman and Chief Executive Officer of Agenus.

C. Evan Ballantyne, Chief Financial Officer of Agenus, stated, “This is an innovative financing structure that strengthens Agenus’ balance sheet considerably. With these additional funds we are well positioned to advance our robust pipeline.”

The notes issued under the Note Purchase Agreement will accrue interest at a rate of 13.5% per annum, compounded quarterly. Principal and interest payments will only be made from the royalties paid by GSK on the HZ/su and RTS,S vaccines. If the royalty payments made by the earlier of (i) the end of the 12th year or (ii) ten years after the first commercial sale in a major market (the make whole date) are less than the initial principal amount of the notes, Agenus will owe a “make whole” payment equal to the difference between the principal amount and any such royalty payments made through the make whole date. The loan is generally limited recourse and secured only by the future royalties on the HZ/su and RTS,S vaccines. If and when all principal and interest on the notes have been repaid, 100% of the remaining GSK royalty payments will revert back to Agenus.

Immediately prior to executing the Note Purchase Agreement with Oberland Capital, Agenus re-purchased from Ingalls & Snyder Value Partners L.P. and Arthur Koenig (Ingalls) their rights to receive 20% of all of the GSK royalties for $20 million in cash, plus 300,000 shares of Agenus common stock. Ingalls has no further interest in any royalties associated with products containing QS-21.

The initial $100 million cash payment is expected to yield net cash proceeds of approximately $78 million to Agenus, inclusive of the $20 million payment to Ingalls. As of June 30, 2015, Agenus reported $139.6 million in cash, cash equivalents and short-term investments.

Exigo Capital Corp. and the Kratos Group, LLC acted as financial advisors to Agenus in connection with the transaction. Goodwin Procter LLP acted as special counsel to Agenus, and Cooley LLP acted as legal counsel to Oberland Capital.

About Oberland Capital

Oberland Capital is an investment firm focused on the healthcare industry specializing in flexible, non-dilutive investment structures customized to meet the specific capital requirements and strategic objectives of transaction partners globally. The firm offers a broad suite of financing solutions including the monetization of royalty streams, acquisition of future product revenues, creation of project-based financing structures, and investment in debt and equity securities. The firm was founded by Jean-Pierre Naegeli and Andrew Rubinstein. For more information, please visit oberlandcapital.com.

About Agenus

Agenus is an immunology company engaged in the discovery and development of novel checkpoint modulators, vaccines and adjuvants to treat cancer and other diseases. Using its proprietary platforms Retrocyte Display™ and SECANT®, the Company is discovering and developing novel antibodies to target GITR, OX40, CTLA-4, LAG-3, TIM-3, PD-1, CEACAM1 and other undisclosed checkpoints in partnered and internal programs. Agenus’ heat shock protein vaccine, Prophage, has successfully completed Phase 2 studies in newly diagnosed glioblastoma multiforme. The Company’s QS-21 Stimulon® adjuvant is partnered with GlaxoSmithKline and Janssen Sciences Ireland UC. For more information, please visit www.agenusbio.com, or follow the company on Twitter @Agenus_Bio; information that may be important to investors will be routinely posted in these locations.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding the terms of the Note Purchase Agreement, including the Company’s ability to receive an additional $15.0 million if and when GSK’s shingles vaccine is approved by the FDA, if ever, the potential obligation of the Company to make a “make whole” payment, the Company’s intended use of proceeds from the transaction, the potential for the royalty stream to revert back to the Company, and the Company’s anticipated net proceeds from the transaction. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the risk that the shingles (HZ/su) or malaria (RTS,S) vaccines may not receive marketing approval such that royalties could be payable by GSK or that, even if either or both of the shingles (HZ/su) and malaria (RTS,S) vaccines are approved, GSK will successfully generate sales thereof, as well as other factors described under the Risk Factors section of Agenus’ Form 10-Q filed with the Securities and Exchange Commission on August 3, 2015. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this press release, and Agenus undertakes no obligation to update or revise the statements, other than to the extent required by law. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

Contacts:

Media:

Brad Miles

BMC Communications

646-513-3125

bmiles@bmccommunications.com

Investors:

Andrea Rabney/Jamie Maarten

Argot Partners

212-600-1902

andrea@argotpartners.com

jamie@argotpartners.com